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                              MAYER, BROWN & PLATT
                                 1675 BROADWAY
                         NEW YORK, NEW YORK 10019-5820


                                                                February 8, 2000

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                                                                  212-508-2500
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                                                                  212-262-1910


Morgan Stanley Dean Witter Mid-Cap Equity Trust
Two World Trade Center
New York, New York 10048

Ladies and Gentlemen:

     This opinion is being furnished to Morgan Stanley Dean Witter Mid-Cap Equity Trust, a Massachusetts business trust ("Mid-Cap Equity"), in connection with the Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), to be filed by Mid-Cap Equity in connection with the acquisition by Mid-Cap Equity, of substantially all the assets of Morgan Stanley Dean Witter Mid-Cap Dividend Growth Securities, a Massachusetts business trust ("Mid-Cap Dividend"), in exchange for shares of beneficial interest of Mid-Cap Equity ("Shares") and the assumption by Mid-Cap Equity of certain stated liabilities of Mid-Cap Dividend pursuant to an Agreement and Plan of Reorganization dated as of January 26, 2000 (the "Reorganization Agreement"). We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

     As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Lane Altman & Owens LLP, dated February 8, 2000.

     Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholders described in Mid-Cap Equity's Statement of Additional Information dated January 28, 2000 under the caption "Capital Stock And Other Securities").

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                      Very truly yours,
                                                      /s/ Mayer, Brown & Platt
                                                      ------------------------
                                                          Mayer, Brown & Platt